Exhibit 99.1

For more information, contact:

E.R. “Skip” Autry
Chief Financial Officer
TriMas Corporation
(248) 631-5496

MEDIA RELEASE

TRIMAS CORPORATION REPORTS

STRONG FIRST QUARTER RESULTS

BLOOMFIELD HILLS, MICH. — May 11, 2006 — TriMas Corporation today announced its financial results for the three months ended March 31, 2006.  TriMas reported sales of $275.3 million, operating profit of $29.3 million and income from continuing operations of $5.3 million, or $0.26 per share on a fully-diluted basis for the three months ended March 31, 2006, compared to the prior year first quarter sales of $262.4 million, operating profit of $25.0 million and income from continuing operations of $3.6 million, or $0.17 per share on a fully-diluted basis.

First Quarter Highlights

“In first quarter, we saw solid year-over-year growth in sales and an even greater improvement in earnings performance as our profit improvement initiatives take hold and we benefit from continued economic expansion in key market segments,” said Grant Beard, TriMas’ President and Chief Executive Officer.  “The benefits of being a diversified industrial products company were evident as our businesses within Packaging Systems, Energy Products and Industrial Specialties enjoyed particularly strong earnings results.”

“Although sales within Transportation Accessories declined and RV & Trailer Products segment sales were flat compared to the year ago period, our profitability continued to improve as a result of sourcing and other cost reduction initiatives implemented in the second half of 2005,” Beard further commented.  “While the economic outlook remains positive, we are watching market demand within our Transportation Accessories and RV & Trailer Products businesses closely, and are prepared to respond with production schedule changes and other actions as needed.”

“Our priorities within TriMas remain clear - to continue to drive earnings performance and free cash flow in order to reduce debt and improve our balance sheet,” Beard said.

Results of Continuing Operations

•                  The Company’s 2006 first quarter net sales increased 4.9% to $275.3 million, from $262.4 million for the three months ended March 31, 2005, as three of the Company’s five business segments reported significant year-over-year revenue growth.  Notably, net sales increased 7.6% at Packaging Systems, 18.9% at Energy Products and 15.3% within Industrial Specialties.  Net sales reported for RV & Trailer Products were flat compared with the year ago period while Transportation Accessories reported a decrease in net sales of 3.7% when compared to the first quarter a year ago.

•                  Operating profit improved 17.1% or $4.3 million as compared to the same period a year ago and reflected strong earnings performance in four of the Company’s five business segments.  Material margins improved 90 basis points compared to the year ago period as a result of sourcing initiatives and ability to recover material cost increases via pricing.  Operating profit margin as a percent of sales improved to 10.6% in first quarter 2006 compared to 9.5% for the same period a year ago.

•                  Expenses related to plant consolidation and restructuring activities were $0.4 million and comparable to the year ago period.

•                  The Company reported net income from continuing operations of $5.3 million, or $0.26 per share on a fully-diluted basis in the quarter ended March 31, 2006, compared to net income from continuing operations of $3.6 million or $0.17 per share on a fully-diluted basis in the first quarter 2005.  This represented an increase in reported income from continuing operations of 47.2% compared to the year ago period.

Results of Discontinued Operations

•                  Sales from discontinued operations were $23.5 million in the quarter ended March 31, 2006, a decrease of $6.9 million from $30.4 million in the same period a year ago.  The decline in sales between years was principally the result of working down a significant sales backlog which existed at the end of 2004, during the first quarter 2005.  The loss from discontinued operations was $1.3 million and $1.1 million in the quarters ended March 31, 2006 and 2005, respectively, net of tax benefits recorded of $0.8 million and $0.7 million.

Grant Beard, TriMas’ President and Chief Executive Officer, further commented, “In the first quarter of 2006, we re-aligned our operating segments and management structure to better focus our various businesses’ product line offerings by industry and end customer markets and related channels of distribution.  Our prior period segment financial information has been revised to reflect this new structure and presentation.”

First Quarter Financial Summary

	For the Quarter Ended March 31
(unaudited - in millions, except per share amounts)	2006	2005	% Change

Sales	$275.3	$262.4	4.9%
Operating profit	29.3	25.0	17.1%
Income from continuing operations	5.3	3.6	47.2%
Loss from discontinued operations, net of tax benefit	(1.3)	(1.1)	18.2%
Net income	$4.0	$2.5	60.0%

Earnings (loss) per share - basic
- Continuing operations	$0.27	$0.18	50.0%
- Discontinued operations	(0.07)	(0.05)	40.0%
- Net income	$0.20	$0.13	53.8%

Earnings (loss) per share - diluted
- Continuing operations	$0.26	$0.17	52.9%
- Discontinued operations	(0.07)	(0.05)	40.0%
- Net income	$0.19	$0.12	58.3%

Other Data - Continuing Operations:
- Depreciation and amortization	$9.3	$9.6	(3.1%)
- Interest expense	$19.9	$18.2	9.3%
- Other expense, net	$0.8	$1.1	(27.3%)
- Income tax expense	$3.3	$2.1	57.1%

Segment Results

Packaging Systems

Net sales increased $3.8 million, or 7.6% to $53.4 million in first quarter 2006 from $49.6 million in the year ago period as sales of industrial closure products (5.4%), consumer product dispensing applications (9.1%) and specialty tapes, laminates and insulation products (11.0%) all increased.  Operating profit increased 15.0% to $8.5 million during first quarter 2006 from $7.4 million in first quarter 2005, as this segment benefited from higher sales volumes ($0.6 million), facility consolidation costs that did not recur in the current year ($0.3 million) and lower selling costs as a percentage of sales between years.

Transportation Accessories

Net sales decreased $3.1 million or 3.7% to $81.7 million in the quarter ended March 31, 2006 compared to $84.8 million in the year ago period due primarily to reduced sales activity in our towing products business.  However, operating profit increased $0.6 million or 16.0% to $4.4 million in first quarter 2006 from $3.8 million in the year ago period as a result of improved material margins due to sourcing initiatives and lower variable and fixed overhead spending as a result of cost reduction actions implemented in the second half of 2005, offset in part by higher sales promotion expense to support retail channel sales activity.

RV & Trailer Products

Net sales were approximately flat at $55.9 million for the quarter ended March 31, 2006 compared to the year ago period.  Higher sales to the horse/livestock and OE automotive sectors were approximately offset by lower sales to the agricultural/industrial markets and RV wholesalers and distributors due to soft market demand and increased foreign competition.  Operating profit decreased slightly from $8.5 million in first quarter 2005 to $8.3 million in the current year as cost savings initiatives approximately offset increased transportation and slightly higher employee benefits costs.

Energy Products

Net sales increased $6.4 million or 18.9% to $40.0 million in the quarter ended March 31, 2006 compared to $33.6 million in the year ago period, as this segment benefited from continued favorable market conditions for oil and gas producers in the United States and Canada, market share gains due to expanded parts offerings and increased international sales, and higher than expected turnaround activity at petrochemical refineries.  Operating profit improved $0.9 million or 17.7% to $5.9 million in the quarter ended March 31, 2006 from $5.0 million in the year ago period essentially consistent with the increase in net sales.

Industrial Specialties

Net sales increased $5.9 million or 15.3% to $44.4 million in the quarter ended March 31, 2006, from $38.5 million in the year ago period as four of this segment’s five business continued to experience strong demand driven by new products, market share gains and economic expansion.  Notably, sales increased 27.1% in our aerospace fastener business, 23.7% in our specialty automotive fittings business and 14.3% in our industrial cylinder business.   Operating profit in the first quarter 2006 increased $2.5 million or 42.3% to $8.4 million from $5.9 million a year ago due to improved material margins and proportionately greater sales of higher margin aerospace fasteners.

Financial Position

TriMas ended the first quarter with total assets of $1,440.7 million, debt of $719.3 million and $59.6 million outstanding under its receivables securitization facility.  Net cash provided by operating activities for the quarter ended March 31, 2006, was $11.0 million, compared to net cash used for operating activities in the year ago period of $11.4 million, as the Company significantly reduced its investment in net working capital.

Conference Call

TriMas will broadcast its first quarter earnings conference call on Thursday, May 11, 2006 at 2:00 p.m. EDT.  President and Chief Executive Officer Grant Beard and Chief Financial Officer E.R. “Skip” Autry will discuss the Company’s recent financial performance and respond to questions from the investment community.

To participate by phone, please dial: (800) 266-1764.   Callers should ask to be connected to the TriMas first quarter conference call (reservation number 21291788).  If you are unable to participate during the live teleconference, a replay of the conference call will be available beginning May 11th at 2:00 pm. EDT through May 18th at 4:30 p.m. EDT.  To access the replay, please dial:  (800) 633-8284 and use reservation number 21291788.

Cautionary Notice Regarding Forward-Looking Statements

This release contains “forward-looking” statements, as that term is defined by the federal securities laws, about our financial condition, results of operations and business.  Forward-looking statements include: certain anticipated, believed, planned, forecasted, expected, targeted and estimated results along with TriMas’ outlook concerning future results.  When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements.  All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions.  Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for these views.  However, there can be no assurance that management’s expectations, beliefs and projections will be achieved.  These forward-looking statements are subject to numerous assumptions, risks and uncertainties and accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements.  We caution readers not to place undue reliance on the statements, which speak to conditions only as of the date of this release.  The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.  We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release include general economic conditions in the markets in which we operate and industry-based factors such as: technological developments that could competitively disadvantage us, increases in our raw material, energy, and healthcare costs, our dependence on key individuals and relationships, exposure to product liability, recall and warranty claims, compliance with environmental and other regulations, and competition within our industries.  In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release such as our substantial leverage, limitations imposed by our debt instruments, our ability to successfully pursue our stated growth strategies and opportunities, as well as our ability to identify attractive and other strategic acquisition opportunities and to successfully integrate acquired businesses and complete actions we have identified as providing cost-saving opportunities.

TriMas Corporation
Consolidated Balance Sheet
(Unaudited — dollars in thousands)

	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$1,710	$3,730
Receivables, net	95,000	89,960
Inventories	162,020	149,210
Deferred income taxes	20,120	20,120
Prepaid expenses and other current assets	7,450	7,050
Assets of discontinued operations held for sale	47,000	45,590
Total current assets	333,300	315,660
Property and equipment, net	163,180	164,630
Goodwill	645,530	644,780
Other intangibles, net	252,060	255,220
Other assets	46,700	48,220
Total assets	$1,440,770	$1,428,510

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities, long-term debt	$8,560	$13,820
Accounts payable	125,790	111,250
Accrued liabilities	65,830	62,800
Due to Metaldyne	4,840	4,850
Liabilities of discontinued operations	37,270	38,410
Total current liabilities	242,290	231,130
Long-term debt	710,780	713,860
Deferred income taxes	95,820	95,980
Other long-term liabilities	34,230	34,760
Due to Metaldyne	3,480	3,480
Total liabilities	1,086,600	1,079,210
Preferred stock, $0.01 par: Authorized 100,000,000 shares; Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares; Issued and outstanding: 20,010,000 shares	200	200
Paid-in capital	397,400	396,980
Retained deficit	(82,330)	(86,310)
Accumulated other comprehensive income	38,900	38,430
Total shareholders’ equity	354,170	349,300
Total liabilities and shareholders’ equity	$1,440,770	$1,428,510

TriMas Corporation
 Consolidated Statement of Operations
 (Unaudited — dollars in thousands, except for per share amounts)

	For the Three Months Ended March 31,
	2006	2005

Net sales	$275,280	$262,370
Cost of sales	(201,790)	(197,270)
Gross profit	73,490	65,100
Selling, general and administrative expense	(44,050)	(40,290)
Gain (loss) on dispositions of property and equipment	(180)	170
Operating profit	29,260	24,980
Other expense, net:
Interest expense	(19,920)	(18,240)
Other, net	(780)	(1,090)
Other expense, net	(20,700)	(19,330)

Income from continuing operations before income tax expense	8,560	5,650
Income tax expense	(3,250)	(2,080)
Income from continuing operations	5,310	3,570
Loss from discontinued operations, net of income tax benefit	(1,330)	(1,060)
Net income	$3,980	$2,510

Earnings (loss) per share - basic:
Continuing operations	$0.27	$0.18
Discontinued operations, net of income tax benefit	(0.07)	(0.05)

Net income per share	$0.20	$0.13

Weighted average common shares - basic	20,010,000	20,010,000

Earnings (loss) per share - diluted:
Continuing operations	$0.26	$0.17
Discontinued operations, net of income tax benefit	(0.07)	(0.05)

Net income per share	$0.19	$0.12

Weighted average common shares - diluted	20,760,000	20,760,000

TriMas Corporation
 Consolidated Statement of Cash Flows
(Unaudited — dollars in thousands)

	For the Three Months Ended March 31,
	2006	2005
Cash Flows from Operating Activities:
Net income	$3,980	$2,510
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
(Gain) loss on dispositions of property and equipment	100	(240)
Depreciation and amortization	9,300	10,510
Amortization of debt issue costs	1,360	1,230
Non-cash compensation expense	420	80
Net proceeds from sale of receivables and receivables securitization	25,120	26,560
Increase in receivables	(29,630)	(60,540)
(Increase) decrease in inventories	(14,490)	3,440
Decrease in prepaid expenses and other assets	200	860
Increase in accounts payable and accrued liabilities	14,330	3,820
Other, net	320	420
Net cash provided by (used for) operating activities	11,010	(11,350)

Cash Flows from Investing Activities:
Capital expenditures	(5,290)	(4,550)
Proceeds from sales of fixed assets	640	940
Net cash used for investing activities	(4,650)	(3,610)

Cash Flows from Financing Activities:
Repayments of borrowings on term loan facilities	(700)	(720)
Proceeds from borrowings on revolving credit facilities	167,710	286,810
Repayments of borrowings on revolving credit facilities	(175,390)	(270,200)
Payments on notes payable	—	(100)
Net cash provided by (used for) financing activities	(8,380)	15,790

Cash and Cash Equivalents:
Increase (decrease) for the period	(2,020)	830
At beginning of period	3,730	3,090
At end of period	$1,710	$3,920

Supplemental disclosure of cash flow information:
Cash paid for interest	$5,280	$5,780
Cash paid for taxes	$4,930	$3,600

TriMas Corporation

Company and Business Segment Financial Information

(unaudited - in thousands)	Three Months Ended March 31,
	2006	2005
Packaging Systems
Net sales	$53,350	$49,600
Operating profit	$8,500	$7,390
Operating profit as a % of sales	15.9%	14.9%

Transportation Accessories
Net sales	$81,680	$84,810
Operating profit	$4,410	$3,800
Operating profit as a % of sales	5.4%	4.5%

RV & Trailer Products
Net sales	$55,860	$55,840
Operating profit	$8,280	$8,480
Operating profit as a % of sales	14.8%	15.2%

Energy Products
Net sales	$39,950	$33,590
Operating profit	$5,920	$5,030
Operating profit as a % of sales	14.8%	15.0%

Industrial Specialties Group
Net sales	$44,440	$38,530
Operating profit	$8,410	$5,910
Operating profit as a % of sales	18.9%	15.3%

Total Company - Continuing Operations
Net sales	$275,280	$262,370
Operating profit	$29,260	$24,980
Operating profit as a % of sales	10.6%	9.5%

Corporate expenses and management fee	$6,260	$5,630

Other Data - Continuing Operations:
- Depreciation and amortization	$9,300	$9,570
- Interest expense	$19,920	$18,240
- Other expense, net	$780	$1,090
- Income tax expense	$3,250	$2,080

About TriMas

Headquartered in Bloomfield Hills, Mich., TriMas is a diversified growth company of high-end, specialty niche businesses manufacturing a variety of products for commercial, industrial and consumer markets worldwide.  TriMas is organized into five strategic business groups: Packaging Systems, Transportation Accessories, RV & Trailer Products, Energy Products, and Industrial Specialties.  TriMas has nearly 5,000 employees at 80 different facilities in 10 countries.  For more information, visit www.trimascorp.com.